Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (File Nos. 333-14177, 333-38259, 333-68481, 333-44652, 333-55700, 333-111014, 333-129559, 333-129560, 333-129561, 333-129562 and 333-138901) of Molex Incorporated on Form S-8 of our reports dated July 27, 2006, except for Note 3 to the consolidated financial statements, as to which the date is February 6, 2007, with respect to the consolidated financial statements and schedule of Molex Incorporated, Molex Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Molex Incorporated, included in this Form 10-K/A for the year ended June 30, 2006.
/s/ ERNST & YOUNG LLP
Chicago, Illinois
February 6, 2007